Exhibit 21

Subsidiaries of the Registrant

Entity Name	State or Jurisdiction of Organization

California Agency Holding, LLC	Missouri

CIP Management, Inc.	Missouri

CIP Management, L.P., LLLP	Missouri

Conestoga Securities, Inc.	Missouri

EDJ Holding Company, Inc.	Missouri

EDJ Leasing Co., L.P.	Missouri

EDJ Ventures, Ltd., L.P.	Missouri

Edward D. Jones & Co. Agency Holding Co. Inc.	Ontario, Canada

Edward D. Jones & Co. Canada Holding Co., Inc.	Ontario, Canada

Edward D. Jones & Co., L.P. d/b/a Edward Jones	Missouri

Edward Jones	Ontario, Canada

Edward Jones Insurance Agency	Ontario, Canada

Edward Jones Insurance Agency Holding, L.L.C.	Missouri

Edward Jones Insurance Agency of California, L.L.C.	California

Edward Jones Insurance Agency of Massachusetts, L.L.C.	Massachusetts

Edward Jones Insurance Agency of New Mexico, L.L.C.	New Mexico

Edward Jones Insurance Agency (Quebec) Inc.	Ontario, Canada

Edward Jones Mortgage, LLC	Delaware

Edward Jones Trust Company	Federally Chartered

EJ Mortgage, L.L.C.	Missouri

LHC, Inc.	Missouri

Olive Street Investment Advisers, LLC	Missouri

Passport Research, Ltd.	Pennsylvania